ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                                PHOTOWORKS, INC.

     Pursuant to the provisions of RCW 23B.10 of the Washington Business Corporation Act, PhotoWorks, Inc., a Washington corporation (the "Corporation") hereby adopts the following articles of amendment to its articles of incorporation.

     FIRST: The name of the Corporation is PhotoWorks, Inc.

     SECOND: The Corporation hereby creates, from the 2,000,000 shares of preferred stock, $0.01 par value per share, authorized pursuant to Article IV of the articles of incorporation of the Corporation, a series of preferred stock and hereby fixes the designation, powers, preferences, limitations, and relative rights of the shares of such series as follows:

     Section 1. Designation.

     Of the 2,000,000 shares of authorized Preferred Stock, 15,000 shares shall be designated and known as "Series A Preferred".

     Section 2. Dividend Preference.

     The Series A Preferred shall be entitled to cumulative dividends at the annual dividend rate provided below when and if such dividends are declared by the Board of Directors, in its sole discretion. The annual dividend rate per share of Series A Preferred shall initially be equal to 6% of the Original Series A Issue Price (as defined herein) (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares), provided that such annual rate shall increase to 10% of the Original Series A Issue Price beginning on August 15, 2000 if the Corporation has not hired a Chief Operating Officer acceptable to the holders of Series A Preferred prior to such date. The Corporation may not pay any dividends or make any other distribution on shares of Common Stock (other than dividends payable solely in Common Stock or involving the repurchase of shares of Common Stock from terminated employees, officers, directors, or consultants pursuant to contractual arrangements) unless prior to such payment, it has paid in full all cumulative dividends which would have accrued on the Series A Preferred at the annual dividend rate provided herein, from the date of issuance of such shares until the date of such payment, whether or not such dividends have been declared by the Board of Directors.

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     Section 3. Liquidation Preference.

     In the event of (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or not or (ii) any sale of all or substantially all of the assets of the Corporation or acquisition of this Corporation by another entity by means of consolidation, corporate reorganization or merger in which the shareholders of the Corporation immediately prior such transaction possess less than 50% of the outstanding voting power of this Corporation after the transaction, which is approved by the Board of Directors (each a "Liquidation Event"), distributions to the shareholders of the Corporation shall be made in the following manner:

     (a) Each holder of Series A Preferred shall receive, in preference to the holders of the Common Stock and any series of Preferred Stock designated in the future to be junior to the Series A Preferred with respect to liquidation preference, and subject to the rights of the holders of any series of Preferred Stock designated in the future to be senior to the Series A Preferred with respect to liquidation preference, the amount of $1,000 (the "Original Series A Issue Price") per share (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares) for each share of Series A Preferred then held by such holder, plus an amount equal to either (i) the amount, if any, of accrued and unpaid dividends on each such share up to the time of such payment, or (ii) if no dividends have been declared by the Board of Directors, an amount equal to the amount of dividends which would have accrued on such share up to the time of such payment at an annual dividend rate per share equal to 6% of the Original Series A Issue Price (collectively, the "Series A Preference"). If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full Series A Preference, then the entire assets and funds of the Corporation legally available for distribution to such holders shall be distributed ratably based on the total Series A Preference due each such holder under this Section 3(a);

     (b) After payment has been made to the holders of Series A Preferred of the full amounts to which they are entitled pursuant to paragraph (a) above, the remaining assets and funds of the Corporation available for distribution to shareholders shall be distributed pro rata to the holders of Common Stock.

     Each holder of Series A Preferred shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by officers, directors, or employees of, or consultants or contractors to, the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of said repurchase between the Corporation and such persons.

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     The value of  securities  or property  other than cash paid or  distributed pursuant to this Section 3 shall be computed at fair market value at the time of payment to the Corporation or at the time made available to shareholders, all as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (i) if such securities are listed on any established stock exchange or a national market system (including NASDAQ), their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchanges) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Western Edition of the Wall Street Journal, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

     Nothing set forth above shall affect in any way the right of each holder of Series A Preferred to convert such shares at any time and from time to time into Common Stock in accordance with Section 5 below.

     Section 4. Redemption Rights.

     (a) The Corporation shall have the right to redeem, on the terms and conditions stated herein, out of funds legally available therefor, the Series A Preferred, in one or more installments, beginning on the third anniversary of the initial issuance of the Series A Preferred (the "Series A Original Issue Date"). The redemption price (the "Series A Redemption Price") for each share of Series A Preferred shall be equal to the Original Series A Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus an amount equal to the unpaid dividends which would have accrued thereon at the annual dividend rate set forth in Section 2 above, had such dividends been declared.

     (b) If the Corporation chooses to redeem less than all outstanding shares of Series A Preferred, such redemption shall be made ratably among the holders of the Series A Preferred in proportion to the aggregate Series A Redemption Price to which each holder is entitled under paragraph (a) of this Section 4.

     (c) If the Corporation  elects to exercise its redemption rights under this
Section 4, it shall give written notice by certified or registered mail, postage prepaid, to all holders of outstanding Series A Preferred, at the address last shown on the records of the Corporation for each holder, stating the date for such redemption, (the "Series A Redemption Date"), the Series A Redemption

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Price,  the number of shares of Series A Preferred  held by such holder that the
Company proposes to redeem, the then applicable conversion rate (as provided in Section 5(a)) for such shares, and the date of termination of the right to convert (which date shall not be earlier than 20 days after the written notice by the Corporation has been given) and shall call upon such holder to surrender to the Corporation on the Series A Redemption Date at the place designated in the notice, such holder's certificate or certificates representing the shares to be redeemed. On or after the Series A Redemption Date, the holder of each share of Series A Preferred called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Series A Redemption Price for the shares surrendered. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the Series A Redemption Date funds necessary for the redemption shall be available therefor, then, as to any certificates evidencing any Series A Preferred so called for redemption and not surrendered, all rights of the holders of such shares so called for redemption and not surrendered shall cease with respect to such shares, except only the right of the holders to receive the Series A Redemption Price for the shares of Series A Preferred which they hold, without interest, upon surrender of their certificates therefor.

     Section 5. Conversion Rights.

     The holders of Series A Preferred shall have conversion rights as follows:

     (a) Right to Convert. Each share of Series A Preferred shall be convertible at the option of each holder thereof (i) at any time after August 1, 2000, (ii) if earlier, prior to the closing of a secondary public offering by the Corporation of any shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") in which the holder elects to participate, or (iii) if earlier, upon receipt of notice of an event described in Section 5(g)(iv) which has been approved by the Board of Directors, into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Series A Conversion Price (as defined herein) in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred (the "Series A Conversion Price") shall initially be $4.75. The initial Series A Conversion Price shall be subject to adjustment as provided in accordance with Paragraph (c) of this Section 5.

     (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price. Before any holder of Series A Preferred shall be entitled to convert the

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same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that it elects to convert the same. The Corporation shall, as soon as practicable after such delivery, issue and deliver at such office to such holder of Series A Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     (c) Adjustments to the Series A Conversion Price.

     (i) Adjustments for Dividends, Splits, Subdivisions, Combinations, or Consolidation of Common Stock. If the outstanding shares of Common Stock shall be increased by stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the Series A Original Issue Date into a greater number of shares of Common Stock, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of shares of Common Stock. If the outstanding shares of Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the Series A Original Issue Date into a lesser number of shares of Common Stock, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of shares of Common Stock.

     (ii) Adjustments for Other Distributions. If the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 5, then and in each such event provision shall be made so that the holders of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred.

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     (iii) Adjustments for Reclassification,  Exchange and Substitution.  If the
Common Stock issuable upon conversion of the Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Series A Preferred immediately before that change.

     (iv) Adjustments on Issuance of Additional Stock. If the Corporation shall issue "Additional Stock" (as defined below) for a consideration per share less than the Series A Conversion Price in effect on the date and immediately prior to such issue, then and in such event, the Series A Conversion Price shall be reduced concurrently with such issue to a price (calculated to three decimal places) determined by multiplying such Series A Conversion Price by a fraction
(i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number shares of Additional Stock so issued (or deemed to be issued) would purchase at the Series A Conversion Price; and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Additional Stock so issued; provided that for purposes of this Section 5(c)(iv), all shares of Common Stock issuable
(a) upon conversion of the outstanding Series A Preferred, (b) upon exercise of warrants or options outstanding as of the Series A Original Issue Date or which are otherwise excluded from the definition of "Additional Stock" below, (c) pursuant to any stock option, stock purchase or other stock incentive plan, provided such plan or the amendment to such plan under which such shares are available has been approved by the Board of Directors as of the Series A Original Issue Date or such shares are otherwise excluded from the definition of "Additional Stock" below, and (d) upon exercise or conversion of any other security or debt instrument of the Corporation outstanding as of the Series A Original Issue Date or which are otherwise excluded from the definition of "Additional Stock" below shall be deemed to be Common Stock outstanding.

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     For  purposes of this  subsection  (iv)  "Additional  Stock" shall mean all
Common Stock issued (or deemed to be issued upon the issuance of Options or Convertible Securities as provided below) by the Corporation after the Series A Original Issue Date, other than Common Stock issued or issuable at any time (a) upon conversion of the Series A Preferred; (b) to officers, directors, and employees of, and consultants or contractors to, the Corporation pursuant to any stock option, stock purchase or other stock incentive plan, provided such plan or the amendment to such plan under which such shares are available has been approved by the Board of Directors as of the Series A Original Issue Date; (c) as a dividend or distribution with respect to the Series A Preferred; (d) to
financial   institutions  or  lessors  in  connection  with  commercial   credit
arrangements,    equipment   financings,   leasing   arrangements   or   similar
transactions; (e) in connection with a merger of the Corporation with or into another corporation or the acquisition by the Corporation of another entity; (f) at any time by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock; (g) upon exercise of the warrants issued to the original purchasers of the Series A Preferred; (h) that is designated as excluded from the definition of Additional Stock by the vote or written consent (before or after the date of issuance or deemed issuance) of holders of at least a majority of the then outstanding shares of Series A Preferred; or (i) that is described in subsections (i), (ii) or (iii) of this Section 5(c).

     For the purpose of making any adjustment in the Series A Conversion Price as provided above, the consideration received by the Corporation for any issue or sale of Additional Stock will be computed as follows:

(1) to the extent it consists of cash, as the amount of cash received by the Corporation before deduction of any offering expenses payable by the Corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with such issue or sale;

(2) to the extent it consists of property other than cash, at the fair market value of that property as determined in good faith by the Corporation's Board of Directors; and

(3) if Common Stock is issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Common Stock.

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     If the  Corporation  (1) grants any  rights or  options to  subscribe  for, purchase, or otherwise acquire shares of Common Stock or Convertible Securities (collectively, "Options"), or (2) issues or sells any security convertible into
or  exchangeable  for  shares  of  Common  Stock   (collectively,   "Convertible
Securities"), then, in each case, the maximum number of shares of Common Stock issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities shall be deemed to be Additional Stock issued as of the time such Options or Convertible Securities are issued (except to the extent excluded from the definition of Additional Stock) above, and the Series A Conversion Price will be adjusted as above provided to reflect (on the basis of the determination of the price per share as provided below) the issue or sale. In such event, the price per share or Common Stock issuable on the exercise of the Options or the conversion or exchange of the Convertible Securities will be determined by dividing the total amount, if any, received or receivable by the Corporation as consideration for the granting of the Options or the issue or sale of the Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Corporation on exercise of the Options or conversion of the Convertible Securities, by the maximum number of shares of Common Stock issuable on the exercise or conversion. No further adjustment of the Series A Conversion Price will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such convertible securities.

     Upon the redemption or repurchase of any such Options or Convertible Securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Stock, the Series A Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such Options or Convertible Securities as were actually converted into, exchanged for, or exercised with respect to, Common Stock. If the purchase price or conversion or exchange rate provided for in any such Option or Convertible Security changes at any time, then, upon such change becoming effective, the Series A Conversion Price then in effect will be readjusted to such price as would have been obtained had the adjustment made upon the issuance of such Options or Convertible Securities been made upon the basis of (1) the issuance of only the number of shares of Common Stock actually delivered upon the conversion, exchange or exercise of such Options or Convertible Securities, and the total consideration received therefor, and (2) the granting or issuance, at the time of such change, of any such Options or Convertible Securities then still outstanding for the consideration, if any, received by the Corporation therefor and to be received on the basis of such changed price or rate.

     (v) Adjustments in the event of a Distribution Date. In the event of any conversion of the Series A Preferred following the occurrence of a Distribution Date (as defined in the Rights Agreement, dated as of December 16, 1999, between

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the Corporation and ChaseMellon  Shareholder  Services L.L.C., as Rights Agent),
provision shall be made so that the holders of Series A Preferred effecting such conversion shall receive upon conversion thereof, the number of shares of Common Stock and other purchase rights of the Corporation which they would have received had their Series A Preferred been converted into Common Stock immediately prior to such Distribution Date.

     (d) Rounding of Calculations;  Minimum  Adjustment.  All calculations under
Section 5(c) shall be made by rounding downward to the nearest cent or rounding upward to the nearest one-tenth (1/10th) of a share, as the case may be. Any provision of Section 5(c) to the contrary notwithstanding, no adjustment in the Series A Conversion Price shall be made if the amount of such adjustment would be less than 1% thereof, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate 1% or more of the Series A Conversion Price then in effect.

     (e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

     (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and upon the written request of any holder of Series A Preferred, furnish or cause to be furnished to such holder a certificate of the Corporation's President or Chief Financial Officer setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Series A Preferred.

     (g) Notices of Record Date. If the Corporation shall propose at any time:

     (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

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     (ii) to offer  for  subscription  pro rata to the  holders  of any class or series of its stock any additional shares of stock of any class or series or other rights;

     (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

     (iv) to merge or consolidate into or with any other corporation or to sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up;

     then, in connection with each such event, this Corporation shall send to the holders of the Series A Preferred at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above. Notwithstanding the foregoing, the Corporation's compliance with this Section 5(g) can be waived by the written consent of the holders of a majority of the outstanding shares of Series A Preferred.

     Each such written notice shall be delivered personally, given by first class mail or private carrier, postage prepaid, addressed to the holders of the Series A Preferred at the address for each such holder as shown on the books of this Corporation, or may be transmitted by facsimile, or e-mail, or by any other means permitted by the Washington Business Corporation Act.

     (h) Issue Taxes. The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, the
Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Articles of Incorporation.

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     (j) Status of Converted Stock. If any shares of Series A Preferred shall be converted pursuant to this Section 5, the shares so converted shall resume the status of authorized but unissued shares of Preferred Stock undesignated as to series.

     Section 6. Voting Rights.

     Except as otherwise required by law or hereunder, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise provided herein or required by law, the holders of Common Stock and Series A Preferred shall vote together as a single class. Fractional votes by the holders of Series A Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) be rounded to the nearest whole number (with one-half or greater being rounded upward). Holders of Common Stock and Series A Preferred shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation.

     The holders of the outstanding shares of Series A Preferred Stock shall have the exclusive right, separately from the Common Stock, (a) to elect one (1) director of the Corporation at all times during which shares of Series A Preferred Stock remain outstanding and (b) to elect an additional director, at any time at which there are more than 10,000 shares of Series A Preferred outstanding (the "Preferred Directors"). The Preferred Directors shall be elected by the vote or written consent of the holders of a majority in voting power of the outstanding Series A Preferred Stock. If either of the Preferred Directors shall cease to serve as directors for any reason, another director elected by the holders of the Series A Preferred Stock shall replace such director. The Preferred Directors may be removed, with or without cause, and a replacement Preferred Director may be elected in his or her stead, at any time by the affirmative vote at a meeting of shareholders called for that purpose, or by written consent, of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

     Section 7. Covenants. In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred, voting as a single class:

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     (a)  amend or  repeal  any  provision  of,  or add any  provision  to,  the
Corporation's Articles of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred, or otherwise adversely affect the Series A Preferred;

     (b) authorize or issue shares of any class or series of stock having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority of the Series A Preferred;

     (c) apply any of its assets to the redemption, retirement, purchase or acquisition of any shares of any class or series of Common Stock, except the repurchase of shares of Common Stock held by officers, directors, or employees of, or consultants or contractors to, the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of said repurchase between the Corporation and such persons;

     (d) consent to any voluntary liquidation, dissolution or winding up of the Corporation;

     (e) engage in any transaction or series of related transactions constituting a Liquidation Event if the proceeds which would be payable to the holders of Series A Preferred in such transaction would be less than the Series A Redemption Price;

     (f) effect any materially adverse amendment, restatement or modification of the terms or documentation relating to any existing indebtedness of the Corporation, or incur any additional indebtedness in excess of $15 million from a third party lending institution, except in the ordinary course of business; or

     (g) issue any equity securities of any subsidiary of the Corporation.

     Section 8. Residual Rights.

All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock. The Common Stock shall not be redeemable.

     THIRD: These Articles of Amendment were duly adopted on January 31, 2000.

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     FOURTH:  These  Articles  of  Amendment  were duly  adopted by the Board of
Directors, pursuant to the provisions of RCW 23B.06.020 and RCW 23B.08.210, by written consent of all of the directors.


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

     Executed this 9th day of February, 2000.

                                            PHOTOWORKS, INC.



                                            By: /s/ Mich Earl
                                                Mich Earl, Corporate Secretary

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